Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

Reports 2013 Results

2013 Highlights

•	Revenues of $358.1 million

•	Net income per unit of $1.54

•	Distributable cash flow of $309.4 million

•	EBITDA of $316.7 million

HOUSTON, February 12, 2014 – Natural Resource Partners L.P. (NYSE:NRP) today reported 2013 revenues of $358.1 million compared to $379.1 million for 2012 and net income per unit of $1.54 versus $1.97 reported for 2012. Distributable cash flow was $309.4 million for 2013 compared to $298.9 million for 2012. NRP also reported EBITDA of $316.7 million for 2013 versus $328.1 million for 2012. Reconciliations of the non-GAAP measures of distributable cash flow and EBITDA are included in the tables at the end of this release.

For the quarter ended December 31, 2013, revenues totaled $94.7 million compared to $102.4 million reported for the same period 2012. Net income per unit for the fourth quarter was $0.42 per unit compared to $0.56 per unit for the fourth quarter 2012. Distributable cash flow for the fourth quarter was $69.6 million and EBITDA was $87.1 million compared to $87.6 million and $92.0 million, respectively, for the fourth quarter 2012.

“In 2013, NRP made big strides in our diversification process with over $365 million of acquisitions outside of the coal space,” said Nick Carter, President and Chief Operating Officer. “Our investment in OCI Wyoming, a trona and soda ash operation, helped to dampen the impact of a decline in coal revenues in Appalachia. While coal related revenues remain a large portion of NRP’s business, the investments made to diversify our revenues, including the two Williston Basin oil and gas acquisitions completed in 2013, will continue to minimize the impact of the weaker coal markets until a recovery is experienced in both the metallurgical and thermal coal markets. The results of NRP’s operations reported today were in the middle to upper end of the 2013 guidance ranges released in August and reconfirmed in early January.”

NRP Reports 2013 Results	Page 2 of 12

Highlights	Quarter Ended			For the Year Ended
	December	December	%	December	December	%
	2013	2012	Change	2013	2012	Change
	(in thousands except per unit and per ton)			(in thousands except per unit and per ton)
Revenues
Total revenues and other income	$94,744	$102,436	-8%	$358,117	$379,147	-6%
Coal production (tons)	11,089	17,012	-35%	53,292	54,444	-2%
Coal royalty revenues	$47,706	$67,681	-30%	$212,663	$260,734	-18%
Average coal royalty revenue per ton	$4.30	$3.98	8%	$3.99	$4.79	-17%
Revenues other than coal royalties	$47,038	$34,755	35%	$145,454	$118,413	23%
Operating Expenses	$27,992	$29,230	-4%	$121,881	$111,982	9%
Net income
Net income to limited partners	$46,041	$58,905	-22%	$168,636	$209,088	-19%
Net income per unit	$0.42	$0.56	-25%	$1.54	$1.97	-22%
Average units outstanding	109,812	106,028	4%	109,584	106,028	3%
Distributable cash flow(1)	$69,646	$87,581	-20%	$309,394	$298,899	4%
EBITDA(1)	$87,113	$91,987	-5%	316,657	328,116	-3%
EBITDA margin(1)	92%	90%	2%	88%	87%	2%

(1)	See “Non-GAAP Financial Measures” and reconciliation tables at the end of the release.

Twelve Months 2013 compared to Twelve Months 2012

Revenues

Total revenues for 2013 declined 6% to $358.1 million from the same period of 2012 due to a decrease in coal related revenues offset by equity income from the OCI investment and increased oil and gas revenues. Coal royalty revenues decreased $48.1 million, or 18%, from 2012 to $212.7 million due primarily to decreases in prices for both metallurgical and steam coal. Coal production volumes decreased slightly to 53.3 million tons, while average coal royalty revenue per ton decreased 17% to $3.99 per ton. Metallurgical coal represented 31% of coal production and 41% of coal royalty revenues for 2013.

NRP benefitted from its diversification into other asset classes, as revenues other than coal royalty revenues increased to 41% of total revenues in 2013 as compared to 31% of total revenues in 2012. The increase was primarily due to revenues associated with the investment in OCI Wyoming, as well as increases in aggregates and oil and gas revenues. These increases more than offset the slight decreases experienced in infrastructure revenues and overriding royalties, as well as the larger decrease in minimums recognized as revenue, all of which are primarily coal related.

Operating Expenses

Total operating expenses increased by 9% mainly due to increased depreciation, depletion and amortization resulting from production from higher cost properties and increased general and administrative expense.

Net Income

Net income attributable to the limited partners and net income per unit decreased 19% and 22% respectively in 2013 compared to the 2012 period. In addition to lower revenues and higher expenses, a small portion of the decrease in net income per unit was due to an increase in the number of units outstanding in 2013 versus the same period in 2012.

Distributable Cash Flow

Distributable cash flow increased by 4% to $309.4 million mainly due to cash distributions received from OCI Wyoming, which offset other declines.

EBITDA

EBITDA declined 3% in 2013 to $316.7 million from the $328.1 million generated in 2012. The decrease is mainly related to decreased coal related revenues. NRP, due to its unique business structure that generates predominantly royalty income, realized an EBITDA margin of 88% in 2013 versus 87% in 2012.

NRP Reports 2013 Results	Page 3 of 12

Fourth Quarter 2013 compared to Third Quarter 2013

Highlights	Quarter Ended
	December 2013	September 2013	% Change
	(in thousands, except per ton and per unit)
Revenues
Total revenues and other income	$94,744	$82,237	15%
Coal production (tons)	11,089	13,476	-18%
Coal royalty revenues	$47,706	$52,305	-9%
Average coal royalty revenue per ton	$4.30	$3.88	11%
Revenues other than coal royalty	$47,038	$29,932	57%
Operating expenses	$27,992	$30,613	-9%
Net income
Net income to limited partners	$46,041	$35,403	30%
Net income per unit	$0.42	$0.32	31%
Average units outstanding	109,812	109,812	0%
Distributable cash flow(1)	$69,646	$104,613	-33%
EBITDA(1)	$87,113	$72,860	20%
EBITDA margin(1)	92%	89%	3%

(1)	See “Non-GAAP Financial Measures” and reconciliation tables at the end of the release.

Revenues

Total revenues for the fourth quarter increased 15% to $94.7 million from the third quarter due to increased revenue from our equity investment in OCI, increased oil and gas revenues, and the receipt of a right-of-way condemnation payment of $10.4 million in the fourth quarter. These increases more than offset the 18% decline in coal production, a significant portion of which was due to lessees mining on adjacent property not owned by NRP, and the resultant decrease in coal royalty revenues. The 11% increase in coal royalty revenue per ton over the third quarter is predominantly due to lower production allocable to NRP in the fourth quarter on properties that receive lower royalty rates than the remainder of the production. These properties are currently mining on adjacent reserves.

Operating Expenses

Operating expenses were less than the third quarter predominantly due to lower depreciation, depletion and amortization on lower production volumes.

Net Income

Net income to the limited partners and net income per unit increased 30% in the fourth quarter from the previous quarter mainly due to higher revenues other than coal royalty revenues, decreased depreciation, depletion and amortization partially offset by declines in coal related revenues and increased interest expense related to the high-yield notes issued in September 2013.

Distributable Cash Flow

Distributable cash flow decreased $35.0 million in the fourth quarter, as NRP received a special one-time distribution of $44.8 million from OCI during the third quarter.

EBITDA

EBITDA for the fourth quarter 2013 increased to $87.1 million over the $72.9 million generated in the third quarter 2013. The EBITDA margin for the fourth quarter was 92%, up from 89% in the third quarter.

Market Outlook

As a result of the exceptionally cold winter of 2013-2014, natural gas prices have increased substantially and natural gas storage levels have dropped below the five-year average. In addition, utilities have been running their coal units, including those units expected to be retired in 2015, at near full capacity, and coal stockpiles have been reduced below their 2013 levels. The impact of the high natural gas prices and cold weather on thermal coal prices has been muted so far, but utilities have entered 2014 with larger spot positions than in the past, and the reduced stockpiles could force them to purchase coal on the spot market at higher prices during the peak heating and cooling

NRP Reports 2013 Results	Page 4 of 12

seasons in 2014. “Higher natural gas prices and the possibility of improving thermal coal prices due to the weather, benefits NRP in both our interests in natural gas as well as our coal business,” said Nick Carter. “On the other hand, federal government policy and regulations are continuing to be challenging.”

On the metallurgical side of the market, NRP continues to have substantial exposure to metallurgical coal, from which it derived 31% of its coal production and 41% of its coal royalty revenues during 2013. The market remains weak, with the first quarter 2014 benchmark price at a multi-year low of $143 per metric ton. Although global demand for steel continues to increase, global production continues to outpace demand. In addition, rising exports of metallurgical coal from Australia continue to have a negative effect on prices received for metallurgical coal produced in the United States. “NRP does not anticipate metallurgical coal prices to recover in 2014, due to the continued high global production levels and currently weak Australian and Canadian dollars,” said Nick Carter.

As indicated in the guidance issued in January, NRP anticipates significant growth in its oil and gas revenues in 2014, primarily due to increased crude oil production derived from the two recent Williston Basin acquisitions. As NRP completes additional oil and gas acquisitions and the current assets become developed further, NRP will report more detailed information to the market related to the reserves, production and commodity prices. NRP is currently not hedged with respect to any of its oil and gas assets. In addition to the coal and oil and gas markets, NRP now has exposure to the soda ash market through its investment in OCI Wyoming. NRP anticipates receiving approximately $42.5 million in distributions from OCI in 2014, and believes that the domestic soda ash market will remain stable throughout the year. Market reports indicate that the international soda ash market should show improvement over 2013, primarily due to anticipated price increases in the Asian market.

Distributions

In January 2014, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.35 per unit for the fourth quarter 2013. This $0.20 per unit reduction in the quarterly distribution will reduce NRP’s total distributions by approximately $90 million in 2014. The reduction was predicated by the lower budgeted revenues and increased interest expense expected in 2014 and will allow NRP to preserve its liquidity for acquisitions.

Acquisitions and Liquidity

In 2013, NRP invested more than $365 million in non-coal-related acquisitions in an effort to diversify its revenues.

At year-end 2013, NRP’s liquidity was approximately $390 million, consisting of $93 million in cash and $296 million available under its credit facilities. This positions NRP to continue to make accretive acquisitions that will create value for its unitholders.

NRP Reports 2013 Results	Page 5 of 12

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership. In addition, NRP owns an equity investment in OCI Wyoming, a trona/soda ash operation, and owns non-operated working interests in oil and gas properties.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

Non-GAAP Financial Measures

“Distributable cash flow” represents cash flow from operations plus any distributions received in excess of equity income recognized for OCI Wyoming, plus any proceeds from the sale of assets plus the return on direct financing lease and contractual overrides shown in the cash flows from investing activities section of the cash flow statement. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to make quarterly cash distributions to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

“EBITDA” is a non-GAAP financial measure that we define as earnings before interest, taxes, depreciation, depletion and amortization and asset impairment. “EBITDA,” as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax positions. EBITDA does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital and other commitments and obligations. Our management team believes EBITDA is useful in evaluating our financial performance because this measure is widely used by analysts and investors for comparative purposes. NRP has not previously included EBITDA as a financial measure in its press releases. However, NRP entered the high-yield bond market in 2013, and EBITDA is a financial measure widely used by investors in that market. There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating EBITDA reported by different companies.

“EBITDA margin” represents NRP’s EBITDA as a percentage of total revenues.

NRP Reports 2013 Results	Page 6 of 12

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal, oil and gas, and aggregates and industrial minerals, including trona/soda ash; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

14-02

-Financial statements follow-

NRP Reports 2013 Results	Page 7 of 12

Natural Resource Partners L.P.

Operating Statistics

(in thousands except per ton data)

	Quarter Ended		For the Year Ended
	December	December	December	December
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$2,635	$4,772	$14,643	$15,768
Central	23,143	36,510	105,004	156,390
Southern	5,533	8,631	26,156	29,325

Total Appalachia	$31,311	$49,913	$145,803	$201,483
Illinois Basin	15,137	14,652	56,001	49,538
Northern Powder River Basin	866	2,237	7,569	8,501
Gulf Coast	392	879	3,290	1,212

Total	$47,706	$67,681	$212,663	$260,734

Coal royalty production (tons):
Appalachia
Northern	1,454	4,620	11,505	10,486
Central	4,739	6,466	20,801	26,098
Southern	963	1,171	4,151	3,718

Total Appalachia	7,156	12,257	36,457	40,302
Illinois Basin	3,546	3,391	13,087	11,299
Northern Powder River Basin	279	930	2,778	2,377
Gulf Coast	108	434	970	466

Total	11,089	17,012	53,292	54,444

Average royalty revenue per ton:
Appalachia
Northern	$1.81	$1.03	$1.27	$1.50
Central	4.88	5.65	5.05	5.99
Southern	5.75	7.37	6.30	7.89
Total Appalachia	4.38	4.07	4.00	5.00
Illinois Basin	4.27	4.32	4.28	4.38
Northern Powder River Basin	3.10	2.41	2.72	3.58
Gulf Coast	3.63	2.03	3.39	2.60
Combined average royalty revenue per ton	$4.30	$3.98	$3.99	$4.79
Aggregates:
Royalty revenues	$1,774	$1,537	$7,073	$6,598
Aggregate royalty bonus	$—	$—	$570	$—
Production	1,642	1,234	6,155	5,287
Average base royalty per ton	$1.08	$1.25	$1.15	$1.25
Oil and gas:
Revenues	$7,338	$2,448	$17,080	$9,160
Investment in OCI Wyoming:
Equity and other unconsolidated investment earnings	$12,018	$—	$34,186	$—
Cash distributions received	$—	$—	$72,946	$—

NRP Reports 2013 Results	Page 8 of 12

Natural Resource Partners L.P.

Consolidated Statements of Comprehensive Income

(in thousands, except per unit data)

	Quarter Ended		For the Year Ended
	December	December	December	December
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues and other income:
Coal royalties	$47,706	$67,681	$212,663	$260,734
Equity and other unconsolidated investment income	12,018	—	34,186	—
Aggregate royalties	1,774	1,537	7,643	6,598
Processing fees	1,163	1,394	5,049	8,299
Transportation fees	4,478	5,152	17,977	19,513
Oil and gas revenues	7,338	2,448	17,080	9,160
Property taxes	3,611	3,852	15,416	15,273
Minimums recognized as revenue	1,860	10,208	8,285	23,956
Override royalties	2,488	3,529	13,499	15,527
Other	12,308	6,635	26,319	20,087

Total revenues and other income	94,744	102,436	358,117	379,147
Operating expenses:
Depreciation, depletion and amortization	14,352	16,155	64,377	58,221
Asset impairments	—	2,568	734	2,568
General and administrative	9,052	5,460	36,821	29,714
Property, franchise and other taxes	3,653	4,088	16,463	17,678
Lease operating expenses	256	—	739	—
Transportation costs	402	498	1,644	1,944
Coal royalty and override payments	277	461	1,103	1,857

Total operating expenses	27,992	29,230	121,881	111,982

Income from operations	66,752	73,206	236,236	267,165
Other income (expense)				—
Interest expense	(19,777)	(13,157)	(64,396)	(53,972)
Interest income	6	58	238	162

Income before non-controlling interest	$46,981	$60,107	$172,078	$213,355
Non-controlling interest	—	—	—	—

Net income	$46,981	$60,107	$172,078	$213,355

Net income attributable to:
General partner	$940	$1,202	$3,442	$4,267

Limited partners	$46,041	$58,905	$168,636	$209,088

Basic and diluted net income per limited partner unit:	$0.42	$0.56	$1.54	$1.97

Weighted average number of units outstanding:	109,812	106,028	109,584	106,028

Comprehensive income	$46,900	$60,120	$172,143	$213,405

NRP Reports 2013 Results	Page 9 of 12

Natural Resource Partners L.P.

Consolidated Statements of Cash Flow

(in thousands, except per unit data)

	Quarter Ended		For the Year Ended
	December	December	December	December
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$46,981	$60,107	$172,078	$213,355
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	14,352	16,155	64,377	58,221
Gain on reserve swap	—	—	(8,149)	—
Equity and other unconsolidated investment income	(12,018)	—	(34,186)	—
Distributions from unconsolidated investments	—	—	24,113	—
Non-cash interest charge, net	746	152	2,200	605
Gain on sale of assets	(10,370)	(4,752)	(10,921)	(13,575)
Asset impairment	—	2,568	734	2,568
Change in operating assets and liabilities:
Accounts receivable	(2,651)	(1,468)	6,826	(802)
Other assets	(1,380)	(605)	(516)	(236)
Accounts payable and accrued liabilities	1,405	854	2,197	1,909
Accrued interest	9,517	2,275	6,919	(496)
Deferred revenue	5,909	(183)	19,240	11,684
Accrued incentive plan expenses	2,364	83	2,284	(3,461)
Property, franchise and other taxes payable	2,704	2,350	(122)	1,636

Net cash provided by operating activities:	57,559	77,536	247,074	271,408

Cash flows from investing activities:
Acquisition of land and mineral rights	(33,697)	(46,071)	(72,000)	(180,534)
Acquisition or construction of plant and equipment	—	—	—	(681)
Acquisition of equity interests	(8)	—	(293,085)	—
Distributions from unconsolidated investments	—	—	48,833	—
Proceeds from sale of assets	10,370	9,775	10,929	24,822
Return on direct financing lease and contractual override	1,717	270	2,558	2,669
Investment in direct financing lease	—	—	—	(59,009)

Net cash used in investing activities	(21,618)	(36,026)	(302,765)	(212,733)

Cash flows from financing activities:
Proceeds from loans	20,000	45,000	567,020	148,000
Repayment of loans	—	—	(386,230)	(30,800)
Deferred financing costs	(148)	—	(9,209)	—
Proceeds from issuance of common units	—	—	75,000	—
Capital contribution by general partner	—	—	1,531	—
Costs associated with equity transactions	(233)	—	(293)	(59)
Repayment of obligation related to acquisitions	—	—		(500)
Distributions to partners	(62,722)	(59,505)	(249,039)	(240,814)

Net cash used in financing activities	(43,103)	(14,505)	(1,220)	(124,173)

Net increase (decrease) in cash and cash equivalents	(7,162)	27,005	(56,911)	(65,498)
Cash and cash equivalents at beginning of period	99,675	122,419	149,424	214,922

Cash and cash equivalents at end of period	$92,513	$149,424	$92,513	$149,424

Supplemental cash flow information:
Cash paid during the period for interest	$9,475	$10,729	$55,191	$53,842

Non-cash activities:
Notes receivable related to sale of asset	$—		$—	$1,808
Non-cash contingent consideration on equity investments	$15,000		$15,000

NRP Reports 2013 Results	Page 10 of 12

Natural Resource Partners L.P.

Consolidated Balance Sheets

(in thousands, except for unit information)

	December 31,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$92,513	$149,424
Accounts receivable, net of allowance for doubtful accounts	33,737	35,116
Accounts receivable—affiliates	7,666	10,613
Other	1,691	1,042

Total current assets	135,607	196,195
Land	24,340	24,340
Plant and equipment, net	26,435	32,401
Mineral rights, net	1,405,455	1,380,473
Intangible assets, net	66,950	70,766
Equity and other unconsolidated investments	269,338	—
Loan financing costs, net	11,502	4,291
Long-term contracts receivable—affiliate	51,732	55,576
Other assets, net	497	630

Total assets	$1,991,856	$1,764,672

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$8,659	$3,693
Accounts payable—affiliates	391	957
Current portion of long-term debt	80,983	87,230
Accrued incentive plan expenses—current portion	8,341	7,718
Property, franchise and other taxes payable	7,830	7,952
Accrued interest	17,184	10,265

Total current liabilities	123,388	117,815
Deferred revenue	142,586	123,506
Accrued incentive plan expenses	10,526	8,865
Other non-current liabilities	14,341	—
Long-term debt	1,084,226	897,039
Partners’ capital:
Common units outstanding (109,812,408 and 106,027,836)	606,774	605,019
General partner’s interest	10,069	10,026
Non-controlling interest	324	2,845
Accumulated other comprehensive loss	(378)	(443)

Total partners’ capital	616,789	617,447

Total liabilities and partners’ capital	$1,991,856	$1,764,672

NRP Reports 2013 Results	Page 11 of 12

Natural Resource Partners L.P.

Reconciliation of GAAP Financial Measures

to Non-GAAP Financial Measures

(in thousands)

Reconciliation of GAAP “Net cash provided by operating activities”

to Non-GAAP “Distributable cash flow”

	Quarter Ended		For the Year Ended
	December	December	December	December
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net cash provided by operating activities	$57,559	$77,536	$247,074	$271,408
Distributions from unconsolidated investments(1)	—	—	48,833	—
Return on direct financing lease and contractual override	1,717	270	2,558	2,669
Proceeds from sale of assets	10,370	9,775	10,929	24,822

Distributable cash flow	$69,646	$87,581	$309,394	$298,899

(1)	The cash distributions that NRP received were $72.9 million for the twelve months ended December 31, 2013. The amounts included in the table reflect the difference between the cash distributions received and the revenues we recorded from the OCI Wyoming investment, which are included in net cash provided by operating activities.

Reconciliation of GAAP “Net cash provided by operating activities”

to Non-GAAP “Distributable cash flow”

	Quarter Ended
	December	September
	2013	2013
	(unaudited)
Net cash provided by operating activities	$57,559	$65,866
Distributions from unconsolidated investments(1)	—	38,056
Return on direct financing lease and contractual override	1,717	286
Proceeds from sale of assets	10,370	405

Distributable cash flow	$69,646	$104,613

(1)	NRP received no cash distributions in the fourth quarter 2013 and $46.0 million for the third quarter. The amounts included in the table reflect the difference between the cash distributions received and the revenues we recorded from the OCI Wyoming investment, which are included in net cash provided by operating activities.

NRP Reports 2013 Results	Page 12 of 12

Natural Resource Partners L.P.

Reconciliation of GAAP Financial Measures

to Non-GAAP Financial Measures

(in thousands)

Reconciliation of GAAP “Net income”

to Non-GAAP “EBITDA”

	Quarter Ended		For the Year Ended
	December	December	December	December
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net income	$46,981	$60,107	$172,078	$213,355
Add depreciation, depletion and amortization	14,352	16,155	64,377	58,221
Add asset impairments	—	2,568	734	2,568
Add interest expense, gross	19,777	13,157	64,396	53,972
Add depreciation, depletion and amortization and interest relating to OCI Wyoming	6,003	—	15,072	—

EBITDA	$87,113	$91,987	$316,657	$328,116

EBITDA margin
EBITDA	$87,113	$91,987	$316,657	$328,116
Total revenues	94,744	102,436	358,117	379,147
EBITDA margin	92%	90%	88%	87%

Reconciliation of GAAP “Net income”

to Non-GAAP “EBITDA”

	Quarter Ended
	December	September
	2013	2013
	(unaudited)
Net income	$46,981	$36,126
Add depreciation, depletion and amortization	14,352	17,852
Add asset impairments	—	—
Add interest expense, gross	19,777	15,516
Add depreciation, depletion and amortization and interest relating to OCI Wyoming	6,003	3,366

EBITDA	$87,113	$72,860

EBITDA margin
EBITDA	$87,113	$72,860
Total revenues	94,744	82,237
EBITDA margin	92%	89%

-end-